Form 4                                                               Page 1 of 2


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    FORM 4                                                                  ----------------------------
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[ ] Check this box if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).

    (Print or Type Responses)


                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol

      Carter             Marshall                       N.                 Honeywell International Inc. (HON)
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         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Day/Year
c/o Honeywell International Inc.                                           Person, if an entity
                                                                           (voluntary)                   April 28, 2003

101 Columbia Road
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                          (Street)                                                                5.  If Amendment,
                                                                                                      Date of Original
                                                                                                      (Month/Day/Year)
Morristown,      NJ                           07962
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(City)             (State)                         (Zip)

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6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

        X    Director                        10% Owner
    --------                         -------
             Officer (give                   Other (specify
    --------         title below)    -------       below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

   X   Form filed by One Reporting Person
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       Form filed by More than One Reporting Person
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  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security       2. Transaction Date    2A. Deemed     3. Transaction       4.  Securities Acquired (A)
    (Instr. 3)                (Month/Day/Year)        Execution     Code                  or Disposed of (D)
                                                      Date,         (Instr. 8)            (Instr. 3, 4 and 5)
                                                      if any     ---------------------------------------------------------
                                                      (Month/         Code       V       Amount      (A) or        Price
                                                       Day/                                          (D)
                                                       Year)

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5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct                      Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned Following                 (Instr. 4)                        Ownership
    Reported Transaction(s)                                           (Instr. 4)
    (Instr. 3 and 4)
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                                                                          (Over)

Form 4                                                               Page 2 of 2


           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls,
                      warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-    3. Trans-   3A. Deemed Execution        4. Transac-     5. Number of
   Security (Instr. 3)       sion or       action       Date, If Any               tion Code       Derivative
                             Exercise      Date         (Month/Day/Year)           (Instr. 8)      Securities
                             Price of      (Month/                                                 Acquired (A)
                             Derivative    Day/                                                    or Disposed of
                             Security      Year)                                                   (D) (Instr. 3, 4
                                                                                                   and 5)
                                                                                 -----------------------------------
                                                                                     Code    V      (A)       (D)
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Deferred Compensation
(Phantom Shares)                                                                        A
                              1 for 1       4/28/03                                    (1)            86.767
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Non-Qualified Option          $22.90        4/28/03                                     A              2000
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  6. Date Exercisable     7. Title and Amount of    8. Price of        9. Number of
     and Expiration Date     Underlying Securities     Derivative         Derivative
     (Month/Day/Year)        (Instr. 3 and 4)          Security           Securities
                                                       (Instr. 5)         Beneficially
                                                                          Owned Following
                                                                          Reported
                                                                          Transaction(s)
                                                                          (Instr. 4)
------------------------  ---------------------------
     Date         Expi-      Title      Amount or
     Exercis-     ration                Number of
     able         Date                  Shares
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                             Common
     (1)           N/A       Stock      86.767          23.05               9659.470
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                             Common
     (2)          4/27/13    Stock      2000                                 2000
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10. Ownership       11. Nature
    Form of             of Indirect
    Derivative          Beneficial
    Securities          Ownership
    Beneficially        (Instr. 4)
    Owned at End
    of Month
    (Instr. 4)

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       D
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       D
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Explanation of Responses:

(1) Phantom shares are accrued under the Deferred Compensation Plan for Non-Employee Directors and will be settled in cash upon termination or retirement.

(2) Represents exempt grant of non-qualified stock options under the Stock Plan for Non-Employee Directors, with 800 vesting on 4/1/04, and 600 vesting on each 4/1/05 and 4/1/06.


                     /s/ Gail E. Lehman                        April 30, 2003
                     --------------------------------        -----------------
                     **Signature of Reporting Person               Date
                     FOR MARSHALL N. CARTER

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Crime Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

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